Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Employment Agreement”) is entered into on July 7, 2011, but made effective as of July 1, 2011, (“Effective Date”) by and between Dynacq Healthcare, Inc., a Nevada corporation with offices located at 10304 Interstate 10 East, Suite 369, Houston, Texas 77029 (the “Company”), and Dr. Garry Craighead an individual with offices located at 8900 Shoal Creek Blvd., Bldg. #200, Austin, Texas 78757 (“Employee”).

WHEREAS, the Company desires to enter into an employment relationship with the Employee upon the terms and conditions set forth in this Employment Agreement and the Employee wishes to accept such employment relationship upon the terms and conditions set forth in this Employment Agreement

NOW, THEREFORE, in consideration of and in reliance upon the foregoing and the covenants, obligations and agreements contained herein, the Company and the Employee hereby agree as follows:

1. Position. The Employee will serve as the Company’s Chief Development Officer and will report to the Company’s Chief Executive Officer.

2. Employment Period. The Company will employ the Employee, and the Employee will serve the Company, under the terms of this Employment Agreement for the period commencing upon the Effective Date. The period of time between the Effective Date and the termination of the Employee’s employment hereunder shall be collectively referred to herein as the “Employment Period.”

3. Duties and Status. During the Employment Period, the Employee shall perform such duties as are normally performed by this position, and will be responsible for special projects as may be requested by the Chief Executive Officer from time to time. The Employee agrees to abide by all by-laws and policies of the Company promulgated from time to time by the Company. The Employee agrees to devote so much of his business time, efforts and skills as required for the effective performance of his duties and responsibilities under this Employment Agreement.

4. Compensation and Employee Benefits.

(a) Base Salary. During the Employment Period, Employee shall receive a salary (“Salary”), payable pursuant to the Company’s normal payroll procedures in place from time to time, at the rate of $200,000 annualized, less all necessary and required federal, state and local payroll deductions. Employee may be eligible to receive annual salary increases as may be determined from time to time by the Chief Executive Officer.

(b) Options. Employee shall be granted an incentive stock option to purchase 1,500,000 shares of common stock of the Company pursuant to the Dynacq Healthcare, Inc., 2000 Stock Incentive Plan which is a qualified stock option plan (“Option Shares”). The granting of incentive stock options to purchase an additional 3,000,000 shares of common stock of the Company is subject to the adoption of a new incentive stock option share plan by the Board of Directors and Compensation Committee’s approval and contingent on subsequent shareholders’ approval of both the new incentive stock option plan and the issuance of 3,000,000 stock option shares from the new incentive option plan, the Company shall deliver to Employee, a Notice of Grant of Stock Option and Stock Option Agreement issued by Company for Employee’s acceptance and execution. These Option Shares shall be granted by the Board of Directors with an exercise price equal to the closing stock price at the end of the date of grant, with a five (5) year life and vest as herein outlined. The Option Shares shall vest to Employee quarterly according to the financial performance of the Employee based on fifteen thousand (15,000) option shares that shall vest for each $1,000,000 of net collections received by Company attributable to Employee’s efforts. “Net collections” are defined as money actually received by the Company and deposited in the bank. Net collections are “attributable to Employee’s efforts” when they are received as a result of medical procedures brought by Employee to the Company from GreenTree Administrators, L.L.C., Union Treatment Centers, and CCM&D Consulting, L.L.C., and other identifiable sources. The vesting schedule shall state that no later than 45 days after the end of each quarter with the first quarterly vesting being on July 15, 2011 and vesting continuing thereafter for a period of five years with the last quarterly vesting being on July 15, 2016. The vesting of the Option Shares shall be calculated based on each $1,000,000 of net collections received by Company attributable to Employee’s efforts beginning on April 15, 2011 as follows:

(i)	Fifteen Thousand (15,000) Option Shares shall vest for each $1,000,000 of net collections received by Company attributable to Employee’s efforts beginning on April 15, 2011.

(c) Compensation Upon Execution. Company shall transfer to Employee as additional compensation for the execution of this Agreement a total of One Hundred Twenty-five Thousand (125,000) shares of fully paid Company common stock to be transferred to Employee within thirty (30) working days of execution of this Agreement in the name of Garry Craighead.

(d) Benefits.

(i)	During the Employment Period, Employee shall be invited to participate in such insurance, disability and health and medical benefits and be invited to participate in such retirement plans or programs as are from time to time generally made available to similarly situated employees of the Company pursuant to the policies of the Company; and provided further that, Employee shall be required to comply with the conditions attendant to coverage by such plans and shall comply with and be entitled to benefits only in accordance with the terms and conditions of such plans. The Company may withhold from any benefits payable to Employee all federal, state, local and other taxes and amounts as shall be permitted or required to be withheld pursuant to any applicable law, rule or regulation.

(ii)	Employee shall be entitled to receive two (2) weeks of paid time off per calendar year in accordance with the Company’s policies, which shall be taken at such time or times as shall be mutually agreed upon with the Chief Executive Officer.

(e) Business Expense Reimbursement. The Company shall reimburse the Employee for all pre-approved reasonable business expenses incurred by the Employee during the Employment Period for promoting the Company’s business, including expenses for entertainment, travel and similar items, upon the Employee’s timely presentation of an itemized account with receipts of such expenditures, in accordance with the Company’s business expense reimbursement policy.

5. Deleted.

6. Termination. Employment with the Company is at-will employment, for no specific period of time. Either the Company or the Employee may terminate this Employment Agreement and the Employee’s employment at any time for any reason upon written notice to the other. Upon any termination of this Employment Agreement, the Employment Period and all rights and entitlements of the Employee pursuant to this Employment Agreement (including further stock options) shall forthwith cease and terminate, and the Company shall have no liability or obligations whatsoever to the Employee, except as provided for in Section 7(a) or Section 7(b) hereof.

7. Severance.

(a) Termination for Cause. The Company may terminate this Employment Agreement and the Employee’s employment at any time for “Cause” (as defined below). If the Company terminates Employee’s employment for Cause then (i) the Company’s obligations (including further stock options) under this Agreement shall immediately cease, and (ii) Employee shall not be entitled to receive payment of, and the Company shall have no obligation to pay, any severance or similar compensation attributable to such termination, other than the portion of Employee’s Salary and bonus program (if any) then earned but unpaid.

(b) Severance for Involuntary Termination. Despite the at-will employment relationship between Employee and Company, if Employee’s employment is terminated by the Company without Cause, then, contingent upon Employee’s execution (and non-revocation) of a severance agreement in a form reasonably acceptable to the Company which contains, among other things, a full and complete general release of and covenant not to sue the Company in the form attached hereto as Exhibit A, Company shall pay to Employee severance. The severance amount shall be equal to one month of pay for each full year Employee is employed by Company under the terms of this Agreement.

(c) Cause. “Cause” means a termination of the Employee’s employment by the Company attributed to (i) Failure to achieve the following annual goals for net collections received by the Company attributable to the Employee’s efforts in each of the respective twelve-month time periods from the date of employment:

Months after date of employment	Total annual collections goal

Months 1-12	$22,000,000

Months 13-24	$32,000,000

Months 25-36	$36,800,000

Months 37-48	$42,320,000

Months 49-60	$48,668,000;

or (ii) Employee’s failure to perform his duties hereunder to the reasonable satisfaction of the Chief Executive Officer, or failure to follow the directives of the Chief Executive Officer or (iii) Employee’s engaging in misconduct or negligent conduct, or (iv) the material breach by Employee of any written covenant or agreement with the Company under this Agreement, or otherwise.

(d) Deleted.

8. Miscellaneous.

(a) Withholding Tax. All payments required to be made by the Company to the Employee under this Employment Agreement shall be subject to the withholding of such amounts relating to tax (including federal and state income tax and withholdings, employment tax and withholdings, and excise tax) and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

(b) Waiver. Failure of the Company at any time to enforce any provision of this Employment Agreement or to require performance by the Employee of any provisions hereof shall in no way affect the validity of this Employment Agreement or any part hereof or the right of the Company thereafter to enforce its rights hereunder; nor shall it be taken to constitute a condonation or waiver by the Company of that default or any other or subsequent default or breach.

(c) Notices. All notices or other communications hereunder shall not be binding on either party hereto unless in writing, and delivered to the other party thereto at the following address:

If to the Company:	Dynacq Healthcare, Inc. 10304 Interstate 10 East Suite 369 Houston, Texas 77029 Attn: Chiu M. Chan CEO

If to the Employee:	Dr. Garry Craighead 8900 Shoal Creek Blvd. Bldg. # 200 Austin, Texas 78757

With a copy to:	Don B. Mauro Attorney at Law 2301 Tower Drive Austin, Texas 78703

Notices shall be deemed duly delivered upon hand delivery thereof at the above addresses, one day after deposit with a nationally recognized overnight delivery company, or three days after deposit thereof in the United States mails, postage prepaid, certified or registered mail. Either party may change its address for notice by delivery of written notice thereof in the manner provided.

(d) Assignment. Except as set forth herein, no rights of any kind under this Employment Agreement shall, without the prior consent of the Company, be transferable to or assignable by the Employee or any other person, or, except as provided by applicable law, be subject to alienation, encumbrance, garnishment, attachment, execution or levy of any kind, voluntary or involuntary. This Employment Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

(e) Severability. If any provision of this Employment Agreement is held to be unenforceable for any reason, such provision and all other related provisions shall be modified rather than voided, if possible, in order to achieve the intent of the parties to this Employment Agreement to the extent possible. In any event, all other unrelated provisions of this Employment Agreement shall be deemed valid and enforceable to the fullest extent.

(f) Governing Law. This Employment Agreement shall be governed by and construed in accordance with the substantive laws of the state of Texas, without regard to the conflicts of law principles thereof. Venue for any legal actions hereunder shall be in the state district courts of Harris County, Texas.

(g) Counterparts. This Employment Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same document.

(h) Headings. The headings in this Employment Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

Entire Agreement. THE PARTIES HERETO ACKNOWLEDGE THAT THEY HAVE READ THIS EMPLOYMENT AGREEMENT, UNDERSTAND IT, AND AGREE TO BE BOUND BY ITS TERMS. This Employment Agreement which is deemed to be incorporated herein) constitutes the entire understanding and agreement between the parties hereto concerning the subject matter hereof. All negotiations by the parties hereto concerning the subject matter hereof are merged into this Employment Agreement, and there are no representations, warranties, covenants, understandings or agreements, oral or otherwise, in relation thereto by the parties hereto other than those incorporated herein. No supplement modification or amendment of this Employment Agreement shall be binding unless executed in writing by the parties hereto.

SIGNATURE PAGE TO FOLLOW

SIGNATURE PAGE OF CRAIGHEAD EMPLOYMENT AGREEMENT

INTENDING TO BE LEGALLY BOUND, the parties or their duly authorized representatives have signed this Employment Agreement as of the date first above written.

DYNACQ HEALTHCARE, INC.		DR. GARRY CRAIGHEAD

By:	/s/ Chiu M. Chan	/s/ Dr. Garry Craighead
Name:	Chiu M. Chan	Dr. Garry Craighead
Title:	Chief Executive Officer	Chief Development Officer

Exhibit A

SEVERANCE AGREEMENT

This Severance Agreement (this “Agreement”) is entered into between Dynacq Healthcare, Inc., together with its affiliates (collectively “Company”) and Garry Craighead (“Employee”). Company and Employee desire to resolve completely and forever all differences between them. In consideration of the mutual promises set forth below, Company and Employee agree as follows:

1. SEVERANCE. If Employee executes and does not revoke this Agreement and promptly returns it to Company, Company agrees to pay Employee the severance described in Section 7 of Employee’s Employment Agreement with Company dated July 7, 2011, but made effective as of July 1, 2011 (the “Employment Agreement”).

2. COMPLETE RELEASE. Employee hereby releases Company and any affiliated companies, along with the employees, partners, agents, directors, officers, and attorneys of any of them, (the “Releasees”) from any and all claims or demands, which Employee may have or claim to have against any of them. This complete release of all claims includes but is not limited to a complete release of any claims (including claims for attorneys’ fees) Employee may have or claim to have based on Employee’s employment with Company or the termination of that employment, including but not limited to any claims under the Employment Agreement, as well as any claims arising out of any contract, express or implied, any covenant of good faith and fair dealing, express or implied, any tort (including negligence by Company or anyone else), and any federal, state or other governmental statute, regulation or ordinance relating to employment, employment discrimination, or the payment of wages or benefits, including but not limited to the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964 (as amended), the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Family Medical Leave Act, and the Age Discrimination in Employment Act. Provided, however, that Employee is not releasing any claims Employee may have under the Age Discrimination in Employment Act that may arise after this Agreement is executed.

3. INSTITUTING PROCEEDINGS. Employee agrees not to file any lawsuit based on claims described in Section 2. Employee agrees that the consideration described in Section 1 of this Agreement is being provided in exchange for Employee’s agreement not to file any lawsuit based on any claims released by the terms of Section 2. If Employee files any lawsuit based on any claims released by the terms of Section 2, Employee will: (a) immediately return or refund to Company the monetary payment(s) described in Section 6(b) of the Employment Agreement; (b) immediately take any and all actions necessary to effectuate the immediate withdrawal and/or dismissal of the lawsuit; and (c) in the event the Employee does not receive a judgment in his favor he shall pay Company and the other Releasees for any and all reasonable attorney’s fees and costs any and/or all of them incur as a result of or in connection with the lawsuit.

4. NON-ADMISSION OF LIABILITY. By entering into this Release, neither party admits that they have done anything wrong.

5. SEVERABILITY. In executing this Agreement, Employee is not relying on any promises not contained in this Agreement. The provisions contained herein are severable and the invalidity of any provision shall not affect the enforceability of any other provision. If any provision in this Agreement shall be held to be invalid, illegal or unenforceable, the provision shall be stricken and the remainder of this Agreement shall remain valid and enforceable.

6. AGREEMENT TO BE BINDING ON OTHERS. This Agreement will be binding upon Employee and Company and their respective heirs, administrators, trustees, representatives, executors, successors, and assigns.

7. CHOICE OF LAW, VENUE, MODIFICATION, AND EXECUTION. This Agreement will be construed in accordance with and governed by the laws of the State of Texas. Employee and Company agree that the exclusive venue for any dispute involving this Agreement, the claims described in Section 2, Employee’s employment with Company, or the termination of that employment shall be Houston, Harris County, Texas. Employee understands that once this Agreement is executed, only the Board of Directors of Company will have the authority to modify this Agreement on behalf of Company, and that the Board will have such authority only when acting in writing. In this connection, the parties agree that this Agreement will not be modified or amended except by a written instrument(s), signed by both parties, with the Chairman of the Board signing for Company. This Agreement may be executed in multiple parts.

8. ARBITRATION. Deleted.

9. CONFIDENTIALITY. Employee agrees to keep the existence and terms of this Agreement confidential. Notwithstanding the foregoing, Employee may disclose the existence of terms of this Agreement to her spouse, tax advisor, and attorney; provided, however, that Employee first secures the agreement of Employee’s spouse, tax advisor, and/or attorney (as applicable) to be bound by the foregoing confidentiality obligation.

10. REVIEW. Employee understands that Employee has twenty-one (21) days from the date this Agreement was first presented to Employee in which to review and consider this Agreement before signing it, and that Employee may use as much or as little of this 21-day period as Employee wishes. Employee is encouraged to consult an attorney before signing this Agreement. By executing this Agreement, Employee acknowledges that Employee was afforded a period of at least 21 days from the date this Agreement was first presented to Employee in which to consider it. Employee agrees that any changes Employee and Company may make to this Release, whether material or not, will not restart the 21-day period described in this Section 10.

11. REVOCATION. If Employee decides to accept and sign this Agreement, Employee will have seven (7) days in which to revoke Employee’s release of claims under the Age Discrimination in Employment Act. Employee understands that Employee’ release of claims under the Age Discrimination in Employment Act will not become effective or enforceable until the seven (7) days have elapsed without Employee having revoked Employee’s release of those claims. Employee understands that any such revocation will not be effective unless Employee delivers a written notice of such revocation to Company, no later than close of business on the seventh day after Employee signs this Agreement.

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THE FOREGOING AGREEMENT, THAT I UNDERSTAND ALL OF ITS TERMS, THAT I UNDERSTAND THAT IT CONTAINS A COMPLETE RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, AND THAT I AM ENTERING INTO IT VOLUNTARILY.

Garry Craighead
(“Employee”)

ACCEPTED AND AGREED:

Dynacq Healthcare, Inc.

By:

Title:

Date: